                                  EXHIBIT 99.3

[LOGO OF POPULAR ABS, INC.(SM)]                                 [LOGO OF FBR(R)]

                               POPULAR ABS 2005-1
                               STRESS RUNS FOR M3

                         75 PPC        100 PPC      125 PPC
                       ----------    ----------    ----------
Fwd LIBOR
Break CDR(1)                 6.85          7.26          7.76
Cumulative Losses(2)        14.67%        12.39%        10.90%
Spread to Swaps               107           119         12.34
WAL                         18.31         14.91           128
Fwd LIBOR + 100 BPS
Break CDR(1)                 6.38          6.72          7.17
Cumulative Losses(2)        13.89%        11.64%        10.20%
Spread to Swaps                 6            19            28
WAL                         18.65         15.13         12.51
Fwd LIBOR + 200 BPS
Break CDR(1)                 5.82          6.15          6.58
Cumulative Losses(2)        12.92%        10.82%         9.48%
Spread to Swaps               -94           -83           -74
WAL                         18.99         15.46         12.79
Fwd LIBOR + 300 BPS
Break CDR(1)                 5.29          5.65          6.10
Cumulative Losses(2)        11.97%        10.08%         8.88%
Spread to Swaps              -194          -182          -174
WAL                         19.30         15.67         12.95

(1) The "Break CDR" is the CDR that creates first dollar of principal loss on the related bond.
(2) As a percentage of the Cut-Off Date balance of the Initial Mortgage Loans and Original Pre-Funded Amount.

ASSUMPTIONS:
55% Loss Severity
12 Month Lag
Triggers Set to Fail
Run to maturity
Defaults are in addition to prepays
Principal and interest advanced on all defaulted loans

DISCLAIMER

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the "material"), was prepared solely by Friedman, Billings, Ramsey & Co., Inc. ("FBR"), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee's legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by FBR and not by the Issuer of the securities or any of its affiliates. FBR is acting as Underwriter and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. This material is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All information contained herein is preliminary and it is anticipated that such information will change.